EXHIBIT 99.1 DAVID G. MARTIN JOINS FEDERAL SIGNAL AS CHIEF OPERATING OFFICER Oak Brook, Illinois, April 6, 2017- Federal Signal Corporation (NYSE: FSS) (the “Company”), a leader in environmental and safety solutions, today announced that its Board of Directors has appointed David G. Martin as its Chief Operating Officer. He will join the Company on April 10, 2017 and will report directly to Jennifer L. Sherman, the Company’s President and Chief Executive Officer. Mr. Martin, who joins the Company from Dover Corporation (“Dover”), has almost 20 years of broad experience in both capital and industrial markets. Mr. Martin held a range of diverse roles of increasing responsibility at Dover. Most recently, he was Managing Director of OPW/Tokheim, a retail fuel equipment and software business, which he led through a complex carve-out and integration. Mr. Martin’s earlier roles at Dover included Managing Director, Chief Financial Officer and Integration Lead of Harbison-Fischer, a manufacturer and distributor of pumps for oil and gas wells, and Director of Corporate Development. Prior to joining Dover, Mr. Martin worked in private equity and with The Boston Consulting Group, focusing primarily on M&A, strategy and integration. He holds an economics degree from the University of California, Berkeley and an MBA from the University of Michigan. “David has built an impressive track record of strategic, operational and financial accomplishments over the past two decades,” said Ms. Sherman. “His experience and capability in operations, M&A and integration, and new product development will be valuable assets as we continue to execute on our strategic initiatives. I am delighted to have him join our talented executive team.” Dennis J. Martin, Chairman of the Company’s Board of Directors, said, “I am confident that David’s years and breadth of experience working in operational roles of increasing responsibility make him an excellent choice as the Company’s Chief Operating Officer.” About Federal Signal Federal Signal Corporation (NYSE: FSS) provides products and services to protect people and our planet. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward- looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions; product and price competition; supplier and raw material prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and litigation results; legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson +1.630.954.2000, ihudson@federalsignal.com.